    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 1997


                           Registration No. 33-6827-LA



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
        FORM S-18 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                            KCD Holdings Incorporated
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Nevada                                        95-4029439
  ------------------------               ------------------------------------
  (State of incorporation)               (I.R.S. Employer Identification No.)



                         2835 Townsgate Road, Suite 110
                       Westlake Village, California 91361
                                 (805) 494-6687
   ---------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, or registrant's principle executive offices)

                           Wellington Ewen, President
                         2835 Townsgate Road, Suite 110,
                       Westlake Village, California 91361
                                 (805) 494-6686
     -----------------------------------------------------------------------
     (Name, address, including zip code, and telephone, including area code, of agent for service)


         Approximate date of commencement of proposed sale to public: None. This post-effective amendment is filed for the purpose of meeting the requirements of
Section 10(a)(3) of the Securities Act of 1933, as amended.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]


                       Calculation of Registration Fee (1)
------------------------------------------------------------------------------------------

Title of each                       Proposed maximum   Proposed maximum
class of securities  Amount to      offering price     aggregate          Amount of
to be registered     be registered  per share          offering price     registration fee
------------------------------------------------------------------------------------------

(1) This Form S-3 is being filed as a Post-Effective Amendment to the Company's Registration Statement (33-6827-LA), which Registration Statement was declared effective by the Commission on August 7, 1987, therefore, no registration fee is required.

                            KCD HOLDINGS INCORPORATED
                         2835 Townsgate Road, Suite 110
                       Westlake Village, California 91361
                                 (805) 494-6687
--------------------------------------------------------------------------------
                  1,376,050 Shares of Common Stock Underlying:

       398,850 Class A Warrants to Purchase 398,850 Shares of Common Stock
                               at $0.50 per Share;

       488,600 Class B Warrants to Purchase 488,600 Shares of Common Stock
                               at $0.75 per Share;

       488,600 Class C Warrants to Purchase 488,600 Shares of Common Stock
                               at $1.00 per Share
--------------------------------------------------------------------------------

KCD Holdings Incorporated, a Nevada corporation (the "Company"), is engaged in marketing and distributing a line of diet aid products, sold under the name "SeQuester(R) 1" as well as an appetite suppressant called "SeQuester(R) 2" and a dietary aid with Chromium and L-Carnitine sold under the name "SeQuester(R) 3." On or about August 7, 1987, the Company commenced a public offering for the sale of 250,000 Units consisting of one (1) share of Common Stock, $0.00015 par value, four (4) Class A Warrants, four (4) Class B Warrants and four (4) Class C Warrants. The offering was completed on or about October 16, 1987. The Units were registered by the Company pursuant to a Registration Statement on Form S-18 (the "Registration Statement") which was declared effective by the Commission on August 7, 1987.

This Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement (the "Post-Effective Amendment") covers one million three hundred seventy-six thousand and fifty (1,376,050) shares of Common Stock, par value $0.002, issuable upon exercise of the Company's outstanding Class A, Class B and Class C Warrants (collectively referred to herein as the "Warrants"). There are currently issued and outstanding 398,850 Class A Warrants, 488,600 Class B Warrants, and 488,600 Class C Warrants. Each Class A Warrant entitles the holder thereof to purchase one (1) share of Common Stock at fifty cents ($0.50) per share; each Class B Warrant entitles the holder thereof to purchase one (1) share of Common Stock at seventy-five cents ($0.75) per share; and each Class C Warrant entitles the holder thereof to purchase one (1) share of Common Stock at one dollar ($1.00) per share. The Warrants are redeemable up to and including June 30, 1997.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. THE SECURITIES SHOULD ONLY BY PURCHASED BY THOSE WHO CAN AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS" FOR SPECIAL RISKS CONCERNING THE COMPANY AND THIS INVESTMENT.

                 THE DATE OF THIS PROSPECTUS IS JANUARY 15, 1997

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Act of 1934, as amended (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Commission's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

This Prospectus constitutes part of the Post-Effective Amendment filed by the Company with the Commission under the Securities Act of 1933, as amended, (the "1933 Act"). This Prospectus omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company, the Units, the Common Stock and the Warrants. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.

INCORPORATION BY REFERENCE

The Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). (See "Incorporation of Information by Reference") Request for such documents should be directed to Chief Administrative Officer, KCD Holdings Incorporated, 2835 Townsgate Road, Suite 110, Westlake Village, California 91361, (805) 494-6687.

                               SUMMARY INFORMATION

THIS SUMMARY IS INTENDED ONLY FOR CONVENIENT REFERENCE, IS NOT INTENDED TO BE COMPLETE, AND MUST BE READ IN CONNECTION WITH THE FULL PROSPECTUS AND RELATED EXHIBITS ATTACHED HERETO. THIS PROSPECTUS AND THE ATTACHED EXHIBITS WHICH DESCRIBE, IN DETAIL, MANY ASPECTS OF THE TRANSACTIONS WHICH ARE MATERIAL TO SUBSCRIBERS, INCLUDING THOSE SUMMARIZED BELOW, MUST BE READ AND UNDERSTOOD IN THEIR ENTIRETY BY SUBSCRIBERS. THE FOLLOWING SUMMARY IS, THEREFORE, QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PROSPECTUS, EXHIBITS, AND DOCUMENTS.

                                    Warrants

Warrants The Company presently has outstanding 398,850 Class A Warrants, 488,600 Class B Warrants and 488,600 Class C Warrants.

Exercise Price        The Warrants are exercisable at the following
                      prices: Class A Warrants at $0.50 per share of Common
                      Stock; Class B Warrants at $0.75 per share of Common
                      Stock; and Class C Warrants at $1.00 per share of Common
                      Stock.

Expiration Date       The expiration date for all Warrants is June 30, 1997.

Rights The holders of Warrants are not entitled to vote, to receive dividend payments or to exercise any of the rights of Common shareholders for any purpose until such Warrants have been duly exercised for Common Stock and payment of the purchase price shall have been made in full.


                                  Common Stock

Common Stock           The Company is authorized to issue 25,000,000
                       shares of Common Stock, of which approximately 14,606,874 shares are currently outstanding. Upon exercise of all outstanding Class A, Class B and Class C Common Stock
                       Purchase Warrants of the Company, there shall be issuable
                       1,376,050 shares of Common Stock, par value $0.002.

Dividend Rights        Holders of Common Stock are entitled to receive
                       such dividends as the Board of Directors may from time to time declare out of the funds legally available therefor.
                       However, to date, the Company has not declared or paid any cash dividends with respect to its Common Stock. The current policy of the Board of Directors is to retain earnings, if any, in order to provide for the growth of the Company.

Voting Rights          The holders of Common Stock are entitled to one vote per
                       share on each matter submitted to a vote at any meeting of shareholders.

Rights The holders of Common Stock do not have preemptive rights entitling them to acquire additional shares of Common Stock or other shares of capital stock of the Company. The Common Stock is not subject to redemption and carries no subscription or conversion rights.

Liquidation            In the event of liquidation, dissolution or winding up of
                       the Company, the holders of Common Stock shall be entitled to share equally in the assets of the Company after satisfaction of all debts and liabilities.





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

THE COMPANY

KCD Holdings Incorporated (the "Company") is engaged in marketing and distributing a line of diet aid products, including "SeQuester(R) 1" as well as an appetite suppressant called "SeQuester(R) 2" and a Chromium caplet which is a mineral necessary for proper carbohydrate metabolism, sold under the name "SeQuester(R) 3." In October 1996, the Company introduced its fourth product, PhytoQuest(TM). Recent research shows that PhytoQuest(TM) has the potential to inhibit the gastrointestinal absorption of cholesterol.

The Company was incorporated in Nevada on February 13, 1986 and its principal offices are located at 2835 Townsgate Road, Suite 110, Westlake Village, California 91361. A limited trading market has developed for the Company's Common Stock. The Company's stock is quoted on the OTC Bulletin Board under the symbol "KCDH."

RISK FACTORS

Purchase of shares of the Common Stock offered hereby involves a substantial degree of risk and should only be undertaken by persons who are financially able to sustain the loss of their entire investment. Prior to exercising the Warrants, prospective purchasers should carefully review this entire Prospectus and the section entitled "Risk Factors," as well as the information incorporated by reference herein. (See "Risk Factors")

USE OF PROCEEDS

The gross proceeds derived from exercise of the Warrants will be used by the Company for working capital and for general corporate purposes. The Company may derive gross proceeds in the maximum amount of $1,054,475 or as little as $0.00, depending upon the number and type of Warrants converted for Common Stock. (See "Use of Proceeds" and "Plan of Distribution")

WARRANT AND TRANSFER AGENT

The Company's transfer agent for its Common Stock and Warrants is Jersey Transfer & Trust Company, located at 201 Bloomfield Avenue, Verona, New Jersey 07044.


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




                                  RISK FACTORS

THE PURCHASE OF COMMON STOCK OF THE COMPANY INVOLVES A HIGH DEGREE OF RISK AND IS SUITABLE ONLY FOR PERSONS OF SUBSTANTIAL MEANS WHO HAVE THE FINANCIAL CAPABILITY TO BEAR THE RISK OF A COMPLETE LOSS OF THEIR INVESTMENT, AND WHO HAVE ADEQUATE MEANS OF PROVIDING FOR THEIR CURRENT NEEDS AND PERSONAL CONTINGENCIES. CURRENTLY, ONLY A LIMITED TRADING MARKET FOR THE COMPANY'S COMMON STOCK EXISTS AND THE COMPANY DOES NOT ANTICIPATE THAT A MORE ACTIVE MARKET WILL DEVELOP IN THE FORESEEABLE FUTURE. PROSPECTIVE SUBSCRIBERS SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN AND THE FINANCIAL DATA DESCRIBED HEREIN, AND CONSIDER, AMONG THINGS, THE RISKS FACTORS LISTED BELOW.

The Company's business, organization and structure all involve elements of risk. In many instances, these risks arise from factors over which the Company has little or no control. Some adverse events may be more likely than others and the consequence of some adverse events may be greater than others. No attempt has been made to rank risks in the order of their likelihood or potential harm. Each potential investor is urged and expected to consult with his or her own advisor(s) for assistance in evaluating the merits and risks herein. In addition to those general risks enumerated elsewhere in this Prospectus, Subscribers should also carefully consider the following factors:

HISTORY OF LOSSES

The Company has a limited operating history and has incurred losses from inception, including a net loss of $570,970 on revenues of $2,525,872 for the nine month period ended October 31, 1996, and an accumulated deficit of $6,576,278 as of October 31, 1996. There is no assurance that the Company will be able to reduce its losses in the future. Consequently, no assurance can be made that the Company will ever be profitable, that it will be able to pay any dividends on its Common Stock or that sufficient assets will be available in the event of a liquidation or dissolution of the Company. (see "Management's Plan of Operation" and "Financial Statements")

WORKING CAPITAL/ADDITIONAL FINANCING

The Company had positive working capital for the nine month period ended October 31, 1996, however, there can be no assurance that the Company will continue to have positive working capital. The proceeds received upon exercise of the Warrants will be applied as working capital, however, in addition to these proceeds the Company may require additional financing to meet its working capital needs. The Company will likely seek additional funds through equity or debt financing, collaborative arrangements with partners or from other sources in the future. There can be no assurance that any such additional funds will be available, or if available, that such financing will be on terms acceptable to the Company or will be adequate for the Company's working capital requirements. If any required additional funds are not available from operations or additional sources of funding, the Company's business will be materially and adversely affected. (See "Management's Plan of Operation" and "Financial Statements")

DEPENDENCE UPON KEY PERSONNEL

The current operations and success of the Company depends to a significant degree upon the continued contributions and management efforts of its present officers, directors, and operating personnel. In the event that any officer, director or operating person terminates their association with the Company, the Company could be adversely affected. Further, the Company's growth and future success will depend in large part upon its ability to attract and retain highly qualified personnel. Competition for such personnel from other companies, academic institutions and other organizations is intense and there can be no assurance that the Company will be successful in hiring or retaining such personnel.

EXERCISE PRICES OF THE WARRANTS ARBITRARILY DETERMINED

The exercise prices of the Warrants bear no relationship to the original offering price of the Units or any other objective criteria of value and in no event should such exercise price be regarded as an indication of any future market price of the securities. The exercise prices were arbitrarily determined by management and do not reflect the fair market value or an independent valuation of the Shares which are the subject of this Prospectus.

USE OF PROCEEDS NOT SPECIFIC

The proceeds from redemption of the Warrants have been allocated generally to the Company's working capital requirements. Accordingly, investors will entrust their funds with management on whose judgment investors must depend.

LACK OF PUBLIC MARKET

The Company's Common Stock is currently traded in the over-the-counter market ("Bulletin Board") and is not traded or quoted on any automated quotation system. There is currently a very limited trading market for the Company's Common Stock and the Company does not anticipate that a more active market for its shares will develop in the foreseeable future. Subscribers therefore may find it difficult or impossible to liquidate their investment at a time when they desire to do so and consequently must be prepared to hold the Shares for an indefinite period of time. There is no assurance that an established public trading market for the Shares will develop or that, if it develops, it will continue.

COMPETITIVE CHALLENGES

The Company competes in an industry which is characterized by intense and increasing competition. The Company competes primarily on the basis of the uniqueness, quality and technological content of its SeQuester(R) 1 product, the completeness of its product line, service and reliability as perceived by the user, and to a lesser extent, on the basis of price. The Company competes or will compete with other companies in the diet and weight-loss industry and many of the Company's present and potential competitors have substantially greater financial resources, larger research and development budgets, greater sales volume and larger sales forces than the Company. Although the Company believes that it can compete against even its largest competitors on the basis of uniqueness of its SeQuester(R) 1 product and as a result of its increased product line, including SeQuester(R) 2, SeQuester(R) 3, and PhytoQuest(TM), there can be no assurance that SeQuester(R) 1 will retain its unique position in the marketplace or that the addition of its other products will substantially increase product loyalty.

The Company estimates that there are in excess of 100 diet aid products on the market which fall into various categories. There are "Appetite Suppressants,"such as Dexatrim(TM) and Accutrim(TM); "Thermogenics," such as Chroma Slim(TM), the so called "Fat burning" products; "Diuretics" which aid in water weight reduction, with products such as Diurex(TM) and Aqua-ban(TM); and a "Sequestrant" which limits the body's absorption of fat. The Company believes that there are very few sequestrant products on the market and that its SeQuester(R) 1 was the first product of its kind on the market. The Company believes that by being the first sequestrant product on the market, the Company may have captured customer recognition and loyalty that gives its product a certain marketing advantage over subsequently introduced sequestrant products. With the addition of SeQuesters(R) 2 and 3 and PhytoQuest(TM) to its product line, the Company believes that it will increase its name recognition and be better able provide for its customer's dietary needs, thereby improving its market position. However, the diet industry is highly competitive and there can be no assurance that the Company's additional products can effectively compete with similar existing products that have greater name recognition.

CONTROL

The Company's present directors, officers, and key employees hold the power to vote an aggregate of approximately 49% of the Company's outstanding Common Stock. As holders of a majority of the voting power, they will remain in a position to exercise substantial control of the Company by determining the outcome of substantially all matters required to be submitted to a vote of stockholders, including (1) the election of the Board of Directors; (ii) amendments to the Company's Articles of Incorporation; and (iii) approval of mergers and other significant corporate transactions. The foregoing may have the effect of discouraging or preventing certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over the then current market price.


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

CONCENTRATION OF COMPANY BUSINESS

The business of the Company is concentrated solely on its diet and weight-loss products and therefore, lacks significant diversification. The lack of diversification could negatively impact the Company in the event that any of its SeQuester(R) products are not marketable or any other event occurs which negatively impacts the Company and its products.

DEPENDENCE ON MANUFACTURERS

The Company does not manufacture nor package its SeQuester(R) products, but instead relies on third-parties for its manufacturing and packaging needs. The success of the Company is dependent, in part, upon the availability of manufacturers to fulfill its orders on an as-needed basis and upon timely delivery of its products. Reliance on such third-parties generally involves several risks, including the possibility of labor problems, failure to procure needed materials, increases in labor and related costs, and reduced control over delivery schedules, any or all of which could adversely affect the Company's financial results. In addition, although the Company has identified alternate sources for these services, qualification of the alternative companies and establishment of acceptable terms with such alternative sources may result in delays and could adversely affect the Company's sales of its products and results of operations. The Company occasionally experiences delays in receiving shipments from its packagers, which can cause delays in the shipment of product to its customers. Also, the Company has occasionally experienced delivery of defective product, which can affect the reliability and reputation of the Company and its products. There can be no assurance that the Company will be able to continue to obtain manufacturing and packaging services in a timely or cost-effective manner. A significant interruption in any of the described procedures could have a material adverse effect on the Company's results of operations.

REGULATIONS

         Food and Drug Administration. For purposes of regulation by the Food and Drug Administration ("FDA") under the Food, Drug and Cosmetic Act ("FDCA"), certain of the Company's products are considered to be dietary supplements, and certain of the Company's products are considered to be over-the-counter ("OTC") drugs. The manufacture, distribution, marketing, storage, record-keeping, and labeling, as well as other specified items relating to dietary supplements and OTC drugs, are subject to comprehensive FDA regulation. Among the restrictions applicable to dietary supplement products is that all labeling claims must be truthful and substantiated and may not include any claims that the product diagnoses, treats, cures, or prevents any disease. For OTC drugs such as those marketed by the Company, ingredients and labeling claims must be in conformity with specific product monographs contained in FDA regulations. Although the Company believes that its products currently comply with applicable laws and regulations administered by the FDA in these respective areas, FDA enforcement policy is still evolving, particularly with respect to dietary supplements. There can be no assurance that the FDA will not take enforcement action against one or more of the Company's products on labeling or other grounds. Such enforcement action could have serious negative implications for the Company.

         Federal Trade Commission. The advertising and promotion of the Company's products is subject to regulation by the Federal Trade Commission ("FTC") under the Federal Trade Commission Act ("FTCA"). Among other requirements, the FTC requires that all claims made in advertising be truthful and substantiated in accordance with standards that have been developed by the FTC. The Company's advertising claims for its SeQuester(R) products were recently the subject of inquiry by the Seattle Regional Office of the FTC which alleged that previous claims for the SeQuester(R) 1 product were false and/or unsubstantiated in violation of the FTCA. On December 18, 1996, the Company's Board of Directors approved a proposed administrative consent order which, if accepted by the Commission, would require the Company to pay $150,000 to the FTC and maintain adequate substantiation for future advertising claims. The proposed consent order will not become final until it is approved by the Commission and is published for notice and comment. In the event the proposed consent order is not approved, the Company intends to resume settlement discussions with the FTC. (See the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 1995 and October 31, 1996).

CERTAIN FEDERAL INCOME TAX RISKS

The Company will not provide and does not intend to provide any information or advise regarding any tax matter concerning the exercise of the Warrants or an investment in the Shares hereunder. Therefore, investors are urged to consult with their own tax advisors, attorneys or accountants before exercising the Warrants for the Company's Common Stock.

DEPENDENCE ON MARKETING STRATEGY

The Company distributes its products to wholesalers and retailers through direct sales to wholesalers and through commissioned brokers to drug and food chain retailers and mass merchandisers. The Company has successfully placed SeQuester(R) products on the shelves of over 35,000 retail store locations nationally in major drug and food chain retailers. In order to achieve substantial sales increases necessary to increase the Company's operations, the Company must be able to initiate relationships with additional vendors without jeopardizing the Company's existing vendor relationships. In addition, the future growth and success of the Company will continue to depend upon its reseller channels and any deterioration of the Company's relationship with these customers or any material diminution in the customers' sales volumes would adversely affect the Company's business and results of operations.

SALES VOLUME

Sales of the Company's products are "ad driven" meaning that the volume of sales is related to the amount of advertising featured for a particular product. Accordingly, the Company believes that significant advertisement expenses must be undertaken in order to increase revenues. In addition,




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

the Company must continually seek to increase its level of operations and sales by entering into additional markets. However, even if the Company is able to increase expenditures for advertising and enter into additional markets, there can be no assurance that any such action will be of sufficient magnitude to permit any significant increase in the Company's results of operations or profitability.

LITIGATION

The Company is currently a party to several lawsuits and has incurred or may incur certain liabilities in connection with such matters. The Company may incur substantial expense in connection with the resolution of such lawsuits and any unfavorable settlement or judgement against the company could have a material adverse effect upon the Company.

SUPERIOR RIGHTS OF CREDITORS

Unsecured and secured creditors ("Creditors") of the Company whose debts arose prior to the time of any dividend payment or other distribution have superior rights to restitution over the Company's shareholders, including holders of the Shares. The Company is legally obligated to satisfy its past debts and obligations to its Creditors prior to making any dividend or other payments to its shareholders, including payments upon dissolution or winding up of the Company or in bankruptcy, whether or not the Creditors' claims have been reduced to judgment. The Company currently has significant debt and anticipates that it will continue to incur and carry significant debt in the future.

DIVIDENDS ON COMMON SHARES

No dividend has been paid on the Common Shares since inception and none is contemplated at any time in the foreseeable future.

MANAGEMENT OF RAPID GROWTH

The Company has experienced rapid growth, with revenues and expenses increasing significantly over the past three years. It is the intention of the Company to continue to expand its presence in the diet-aid industry by entering new markets. Such growth has and will continue to place significant demands on the Company's management and operational resources. To manage its growth, the Company from time-to-time upgrades its management information systems and controls. If the Company is unable to manage its growth effectively, its failure to do so could have a material adverse effect on the Company.

DIVIDEND AND OTHER RIGHTS; LIMITATIONS PURSUANT TO NEVADA BUSINESS CORPORATION
ACT

Warrant holders are not entitled to dividend rights or any other rights granted to holders of common stock. Upon exercise of the Warrants for Shares, the holders of such Shares are entitled to receive dividends when, if and as declared by the Board of Directors, however, there can be no assurance that the Company will have sufficient funds to pay such dividends, or even if such funds are

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

available, that the Company will be permitted to make such dividend payments under the provisions of the Nevada Business Corporation Act and other applicable laws, which generally prohibit the Company from paying dividends or making other distributions if the Company would be unable to pay its debts as they become due in the usual course of business or if the Company's assets would be less than its liabilities, plus the amount that would be needed to satisfy any superior rights to payment if the Company were to be dissolved, after giving effect to such dividend or distribution. The Company does not anticipate the payment of dividends on the Shares in the foreseeable future, even if such funds are legally available therefor. The Company may also issue a secured debt obligation, enter into a credit facility, or issue a series or class of Preferred Stock in connection with a future financing which is superior to the Shares offered hereunder, and which entitle the holders thereof to preferences with respect to interest or dividend payments or upon the Company's assets in the event of a liquidation or dissolution of the Company.

SIGNIFICANT CUSTOMERS

The Company is not dependent upon a few major customers to maintain its operations, however, a loss of a significant number of customers or of a few major customers could have a material adverse effect on the Company.

ECONOMIC CONDITIONS OF THE COMPANY

The stability of the Company's operating results may fluctuate as a result of many factors, including, but not limited to, customer demand and market acceptance of the Company's products, new product introductions, effectiveness of advertising, as well as other factors. Further, the Company's business is sensitive to the spending patterns of its customers, which in turn are subject to prevailing economic conditions and other factors beyond the Company's control. The Company's results of operations could be materially adversely affected by changes in economic conditions or customer spending patterns for dietary-aid products.

PENNY STOCK; POTENTIAL ADVERSE EFFECT ON THE MARKET FOR THE COMPANY'S SECURITIES

Effective August 11, 1993 the Securities and Exchange Commission adopted Rule 15g-9 which established the definition of "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transactions, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and representations regarding the investor's investment experience and objectives of the person; and (ii) make a reasonable determination that the transaction in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which in highlight form (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

The foregoing required penny stock restrictions will not apply to the Company's securities in the event such securities are approved for listing on NASDAQ and have certain price and volume information provided on a current and continuing basis. There can be no assurances that the Company's securities will qualify for exemption from these restrictions if a market ever develops for the Company's securities. If such a market does develop and the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be adversely affected.

               DETERMINATION OF OFFERING PRICE AND USE OF PROCEEDS

The offering price for the Units and the exercise prices for the Warrants were arbitrarily determined without regard to the Company's assets or earnings or other objective criteria of value. The exercise prices of the Warrants do not bear any relation to the offering price of the Units or to the future market price of the securities.

The gross proceeds received by the Company can range from zero dollars ($0.00), in the event that no Warrant holders elect to convert, to one million fifty-four thousand four hundred seventy-five dollars ($1,054,475) in the event that all holders elect to exercise the Warrants for the Company's Common Stock. The Company currently has no specific plans for the use of the proceeds which may be derived from the exercise of the Warrants other than the general intention to apply any net proceeds towards working capital and for general corporate purposes. Actual expenditures may vary from these stated uses, depending upon future economic conditions and business opportunities.

Net proceeds from the exercise of Warrants not required on an immediate basis will be held in cash, money market accounts, interest bearing deposits, short-term certificates of deposit, bankers' acceptances, or other short-term cash equivalents.

                    DESCRIPTION OF COMMON STOCK AND WARRANTS

WARRANTS

The Company presently has outstanding 398,850 Class A Warrants, 488,600 Class B Warrants and 488,600 Class C Warrants. Each Warrant is exercisable for one (1) share of the Company's Common Stock at the following prices: Class A Warrants at $0.50 per share of Common Stock; Class B Warrants at $0.75 per share of Common Stock; and Class C Warrants at $1.00 per share of Common Stock. The expiration date for all Warrants is June 30, 1997. The holders of Warrants are not entitled to vote, to receive dividend payments or to otherwise exercise any of the rights of Common Stock shareholders, until such time as the Warrants have been duly exercised for Common Stock and payment of the purchase price shall have been made in full.

COMMON STOCK

The Company is authorized to issue 25,000,000 shares of $0.002 par value Common Stock, of which approximately 14,606,874 shares are currently issued and outstanding. Upon exercise of all outstanding Class A, Class B and Class C Warrants there would be an additional 1,376,050 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote at any meeting of shareholders. The holders of Common Stock are entitled to receive dividends as the board of directors may from time to time declare out of funds legally available therefor. However, to date, the Company has not declared or paid any cash dividends with respect to its Common Stock and does not anticipate the declaration or the payment of cash dividends in the foreseeable future. The holders of Common Stock do not have preemptive rights to acquire any additional shares of capital stock of the Company and the Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock shall be entitled to share equally in the assets of the Company, if any, after satisfaction of all debts, liabilities and preferences of any other class of capital stock of the Company.

                              EXERCISE OF WARRANTS

Holders of any of the Company's Class A, Class B and Class C Warrants may exercise the Warrants by tendering the Warrant, together with the full exercise price in U.S. dollars made payable to KCD Holdings Incorporated, to the Company's Warrant Agent, Jersey Transfer & Trust Company, located at 201 Bloomfield Avenue, Verona, New Jersey 07044. The Warrants may be exercised at any time through June 30, 1997; provided, that, the Company's registration statement for the Warrants as filed with the Securities and Exchange Commission is then current.

                                     EXPERTS

The financial statements of the Company for the fiscal year ended January 31, 1996 incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the period indicated in their report, have been audited by Grant Thornton LLP, independent accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

The financial statements of the Company for the fiscal year ended January 31, 1995 incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their report, have been audited by Horsfall, Murphy & Pindroh, independent accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

                                  LEGAL MATTERS

Manning, Marder & Wolfe has rendered an opinion to the Company (a copy of which has been filed as an exhibit to the Registration Statement), to the effect that the shares of Common Stock offered hereby upon exercise of the Warrants will be legally issued, fully-paid and nonassessable.

                    INCORPORATION OF INFORMATION BY REFERENCE

The following documents filed with the Commission are incorporated herein by this reference:

     (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1996;

     (2) The Company's Quarterly Reports on Form 10-QSB for its fiscal quarters ended April 30, 1996; July 31, 1996; and October 31, 1996;

     (3) The Company's Current Reports on Form 8-K which were filed with the Commission on the following dates: February 26, 1996; April 4, 1996; April 18, 1996; April 24, 1996; July 8, 1996; and October 31, 1996.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of each such report or document.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

                                 INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company anticipates that the expenses incurred or to be incurred in connection with the preparation and filing of this Post-Effective Amendment and the transactions contemplated hereby will be approximately as follows:

         DESCRIPTION                                     AMOUNT
         -----------                                     ------

         Printing and duplication costs ..................$2,000
         Accounting fees and expenses......................3,000
         Legal fees and expenses..........................15,000
         Blue Sky fees.....................................3,000
         Warrant Agent's fees and expenses.................2,000
         Total...........................................$25,000

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 78.751 of the Nevada Business Corporation Act (the "Nevada Act"), the Company has powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the 1933 Act. The Company's Bylaws provide that the Company may indemnify its directors and officers to the full extent and in the manner permitted by the laws of the State of Nevada.

The above discussion of the Company's Bylaws and of the Nevada Act is not intended to be exhaustive and is respectively qualified in its entirety by such Bylaws and Statutes.

The Company's policy is to enter into indemnification agreements with each of its directors. Each indemnification agreement provides that the Company will indemnify a director against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, in which the director is or was a defendant, or is threatened to be made a defendant by reason of the fact that the director is or was an agent of the Company, but only if (a) the director acted in good faith and in a manner that the director reasonably believed to be in the best interests of the Company and (b) in the case of a criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful.

In addition, the Company will also indemnify a director against expenses actually and reasonably incurred by the director in connection with the defense or settlement of any threatened, pending or completed action by or in the right of the Company to obtain a judgment in the Company's favor, in which the director was or is a defendant or is threatened to be made a defendant by reason of the fact that the director is or was an Agent of the Company, if the director acted in good faith and in a manner that the director believed to be in the best interest of the Company's shareholders.

ITEM 16.    EXHIBITS

The following documents are filed herewith or incorporated by reference herein:

         Exhibit Number       Title of Exhibit
         --------------       ----------------

              4.1 Specimen Certificate for Shares of Common Stock of the Company (1)

              4.2 Warrant Agreement and Form of Warrant Applicable to the A, B, and C Warrants (1)

              5.1             Opinion and Consent of Manning, Marder & Wolfe

              23.1            Consent of Grant Thornton LLP, Auditors for the
                              Company

              23.2 Consent of Horsfall, Murphy & Pindroh, Auditors for the Company

              23.3            Consent of Manning, Marder & Wolfe (2)

(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-18 (File No. 33-6827-LA), which was declared effective by the Commission on August 7, 1987 and incorporated herein by this reference.

(2) The Consent of Manning, Marder & Wolfe is contained in Exhibit 5.1.


ITEM 17.   UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent fundamental change in the information set forth in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Form S-18 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Ventura, State of California, on January 15, 1997.

                               KCD HOLDINGS INCORPORATED


                               /s/ Wellington Ewen
                               -------------------------
                               Wellington Ewen, President and
                               Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-18 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                        Title                         Date
---------                        -----                         ----


/s/ Wellington Ewen              President, Chief Financial    January 15, 1997
------------------------------   Officer and Director
Wellington Ewen


/s/ Bonnie L. Richards           Vice President, Secretary,    January 15, 1997
------------------------------   and Director
Bonnie L. Richards


/s/ Oleg Batratchenko            Director                      January 15, 1997
------------------------------
Oleg Batratchenko


/s/ Stephen Miller, M.D.         Director                      January 15, 1997
------------------------------
Stephen Miller, M.D.


/s/ Gerald Epstein               Director                      January 15, 1997
------------------------------
Gerald Epstein

                                  EXHIBIT INDEX

         The following is a list of exhibits filed as part of this Post Effective Amendment:

     EXHIBIT
       NO.           TITLE OF EXHIBIT
     -------         ----------------

      4.1            Specimen Certificate for Shares of Common
                     Stock of the Company (1)

      4.2 Warrant Agreement and Form of Warrant Applicable to the A, B, and C Warrants (1)

      5.1            Opinion and Consent of Manning, Marder & Wolfe

     23.1            Consent of Grant Thornton LLP, Auditors for the
                     Company

     23.2 Consent of Horsfall, Murphy & Pindroh, Auditors for the Company

     23.3            Consent of Manning, Marder & Wolfe (2)

(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-18 (File No. 33-6827-LA), which was declared effective by the Commission on August 7, 1987 and incorporated herein by this reference.

(2) The Consent of Manning, Marder & Wolfe is contained in Exhibit 5.1.